                                   EXHIBIT A

                                VOTING AGREEMENT

     This agreement is made January 22, 2002, at Houston, Texas, by and among the undersigned shareholders of Stewart & Stevenson Services, Inc. for the purpose of voting as a unit their shares of Stewart & Stevenson Services, Inc., a Texas corporation, sometimes referred to in this Agreement as the "Company."

                               Additional Shares

1. The parties to this Agreement and any other shareholders of the Company may at any time acquire and make subject to this Agreement additional shares of the Company, if the addition is approved by the holders of a majority of the shares subject to the Agreement at that time.

                                     Voting

2. Before exercising their voting rights on any matter submitted to a vote at a meeting of the shareholders, the parties to this Agreement will come to an agreement as to how all of their votes are to be cast. If the parties fail to come to unanimous agreement as to the desired vote, they agree to vote in accordance with the wishes of Donald E. Stevenson.

                                Regular Meetings

3. A regular meeting of the parties to this Voting Agreement shall be held on or before May 15 in each year during the term of this Agreement.

                                Special Meetings

4. Special meetings of the parties to this Voting Agreement may be called by any party to this Agreement. Notice of special meetings shall be given at least 2 days prior to the date of the meeting, and the specific matters to be brought before the meeting must be included in such notice.

                              Copies of Agreement

5. This Agreement may be executed in multiple counterparts but is not otherwise separable or divisible. Upon the execution of this Agreement, the parties shall cause a copy to be filed in the principal office of the Company. A photo or facsimile copy of this signed Agreement is for all purposes deemed original. This Agreement shall be open to inspection in the manner provided for inspection under the laws of the State of Texas.

                              Place of Performance

6. This Agreement is made, executed, and entered into at Houston, Texas, and it is mutually agreed that the performance of all parts of this contract shall be at Houston, Texas.





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
                                 GOVERNING LAW

7. This Agreement is intended by the parties to be governed and construed in accordance with the laws of the State of Texas.

                           Severability of Provisions

8. This Agreement shall not be severable or divisible in any way, but it is specifically agreed that, if any provision should be invalid, the invalidity shall not affect the validity of the remainder of the Agreement.

                            Termination of Agreement

9. This Voting Agreement will terminate on the occurrence of a vote for termination by a majority of the shares represented by this Agreement and will terminate in any event on January 31, 2010.

         Executed on January 22, 2002.

Signatures                                 Number of Shares          Date of Signing

/s/ DONALD E. STEVENSON                       472,656                January 22, 2002
---------------------------------------
Donald E. Stevenson

/s/ KEITH T. STEVENSON                      1,226,083                January 22, 2002
---------------------------------------
Keith T. Stevenson

/s/ DONALD E. STEVENSON                           940                January 22, 2002
---------------------------------------
Donald E. Stevenson, Trustee
Donald E. Stevenson Testamentary
Trust

Estate of Madlin Stevenson                       1976                January 22, 2002

By: /s/ DONALD E. STEVENSON
    -----------------------------------
Donald E. Stevenson, Co-Executor

By: /s/ KEITH T. STEVENSON, CO-EXECUTOR
    -----------------------------------
Keith T. Stevenson, Co-Executor




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